CONOLOG REPORTS RESULTS FOR
FIRST QUARTER of FISCAL 2007

Somerville, NJ – December 14, 2006: Conolog Corporation (NASDAQ: CNLG) announced today the results for the three months ended October 31, 2006.

Product revenues for the three months ended October 31, 2006 totaled $127,661 representing a net decrease of 32% or $60,277 from the $187,938 reported for the same three-month period last year. The Company’s Iniven division was unable to accelerate deliveries during the first quarter of fiscal 2007, due to continued delay and extended deliveries by the Company’s utility customers.

Product Cost for the three months ended October 31, 2006 totaled $65,488 a decrease of 21.5% or $ 17,998 compared to the three months ended October 31, 2005. The Company attributes the decrease to the continued outsourcing of assembly boards and the introduction of new assembly standards under ISO-9000, which are more cost efficient.

In accordance with its inventory management policy, for the quarter ended October 31, 2006, the Company expensed $76,802 of cost relating to parts that had become obsolete.

Gross profit for the three months ended October 31, 2006 was $62,173 or 48.7% of product revenue, offset by the expense of obsolete parts noted above, compared to $104,452 or 55.5% of product revenue for the same period last year.

Selling, general and administrative expenses decreased by $111,043 for the quarter ended October 31, 2006 as compared to the same quarter last year. The Company attributes this decrease to the reduction in research and development costs and to the decrease in non-cash Stock Compensation expense.

Interest income for the three-month period was $40,175, an increase of $15,406 over the same period last year.

As a result of the foregoing, the Company reported a net loss from continuing operations of $710,613 or ($0.41) per share for the three months ended October 31, 2006 compared to a loss of $690,011 or ($0.56) per share, for the three months ended October 31, 2005.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.